EXHIBIT (99.9)
--------------


AT THE COMPANY:  AT THE FINANCIAL RELATIONS BOARD:

Karen Dickelman  Dennis Waite     Laura Kuhlmann   Susan Steidle
Director of      General InquiriesMedia Inquiries  Analyst Inquiries
Investor         312 640-6674     312 640-6727     312-640-6774
Relations
312 683-3671


FOR IMMEDIATE RELEASE

BANYAN STRATEGIC REALTY TRUST BOOSTS DISTRIBUTION TO 12 CENTS PER SHARE AS IT DECLARES FIRST-QUARTER 1998 CASH DISTRIBUTION

     CHICAGO, MARCH 16, 1998--BANYAN STRATEGIC REALTY TRUST (Nasdaq:
BSRTS) today declared a quarterly cash distribution of $0.12 per share for the first quarter ended March 31, 1998. The distribution is payable May 22, 1998, to shareholders of record as of April 22, 1998.

     The board of trustees approved increasing the quarterly distribution to $0.12 per share, or $0.48 per share annually, from $0.10 per share quarterly, or $0.40 per share annually. The board's decision to increase the distribution was based on increases in the Trust's Funds from Operations (FFO) during 1997 compared to 1996 and expected increases for 1998. As previously reported, the Trust had FFO for 1997 of $0.52 per share and anticipates a growth in FFO to a level of $0.70 to $0.73 per share for 1998.

     Banyan Strategic Realty Trust is a diversified equity Real Estate Investment Trust (REIT) with a portfolio that includes primarily light industrial/warehouse and suburban office buildings, as well as retail and residential properties. The properties are located in major metropolitan areas and mid-to-small second tier markets primarily in the Midwest and Southeast United States. Currently, the Trust has 13,268,316 shares of beneficial interest outstanding.



     Some of the statements contained in the foregoing are forward-looking statements. Words such as "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements which are subject to a number of risks and uncertainties, including, among other things, general real estate investment risks, lack of operating history associated with recent acquisitions, potential inability to repay or finance indebtedness at maturity, increases in interest rates, competition for property acquisitions, adverse consequences of failure to qualify as a REIT, and possible environmental liabilities. Actual results could differ materially from those projected in these forward-looking statements. Reference is made to the annual report on Form 10-K filed by the Trust, specifically under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting the Trust's Business Plan" for a more complete discussion of these risk factors. The Trust undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

     See Banyan's Website at http://www.banyanreit.com for complete company information.

   For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter "BSRTS."





                                 - 4 -